Exhibit (a)(1)(H)

Paul S. Otellini, President and CEO

Stock Option Exchange Program

The four decision factors The My Option Exchange tool Next steps and key dates Overview

The Stock Option Exchange CURRENT Grants NEW Grant Make the right decision for you Stock Option ? Keep OR Exchange

1. Current Grants 2. New Grant 3. Stock Price Growth 4. Value Decision Factors

Understand the details of your eligible grants: Number of options Grant prices Expiration dates 1. Current Grants Decision Factors

Understand what you would receive in a new grant: Number of options 2. New Grant Stock Option Decision Factors Expiration date Based on the number of options exchanged Set at close of exchange 25% per year over 4 years 7 years from grant date Grant price Vesting schedule

Stock Option Value CURRENT Stock Option NEW Stock Option Value for Value

Number of Options Exchange Ratio: The number of current options that equal the value of one new option Sample Exchange Ratio 3:1 EXCHANGED Stock Options NEW Stock Options

Number of options EXCHANGED Stock Options NEW Stock Options Why exchange? Value in the future could be different!

What are your expectations for the stock price? Will the stock go up, or stay level, or decrease? Past performance is not a guarantee of future results Neither Intel or your manager can provide advice 3. Stock Price Growth Decision Factors ? Stock Price

Understand the potential future value of your options 4. Value Decision Factors Value

Value in the Future Time Value Cross-over Point Current Price Value of New Options Value of Current Options

Value in the Future Time Value Current grant expires after cross-over point Expiration Time Value Current grant expires before cross-over point Expiration Value of New Options Value of Current Options Value of New Options Value of Current Options

Stock Option Value Comparison Example - Wendy Wimax CURRENT Stock Option Grant Grant Date 2007 Expires 2014 NEW Stock Option Grant Grant Date 2009 Expires 2016 Number of Options (Sample Exchange Ratio 1.3:1) 65 50 Grant Price $21.52 $19.00 Hypothetical Stock Growth 5% 5% Potential Value in 2013 @ stock price $23.09 $102.05 $204.50 She would receive about $102 more value if she exchanges her current options. [($23.09-$19.00)*50] - [($23.09-$21.52)*65] = [$204.50] - [$102.05] = $102.45

Stock Option Value Comparison Example - Wendy Wimax CURRENT Stock Option Grant Grant Date 2007 Expires 2014 NEW Stock Option Grant Grant Date 2009 Expires 2016 Number of Options (Sample Exchange Ratio 1.3:1) 65 50 Grant Price $21.52 $19.00 Hypothetical Stock Growth 18% 18% Potential Value in 2013 @ stock price $36.84 $995.80 $892.00 She would receive about $104 more value if she keeps her current options. [($36.84-$21.52)*65] - [($36.84-$19.00)*50] =[$995.80] - [$892.00] = $103.80

Stock Option Value Comparison Example - Wendy Wimax New options have more value Annual growth rate:

Stock Option Value Comparison Example - Wendy Wimax Current options have more value Annual growth rate:

Stock Option Value Comparison Example - Wendy Wimax Current and new options have equal value Annual growth rate:

Decision Factors 1. Current Grants 2. New Grant 3. Stock Price Growth 4. Value

(from Circuit, search for "stock option exchange") Stock Option Exchange page on Circuit

My Option Exchange tool - Main Page Wendy Wimax

My Option Exchange tool - Modeling Window

My Option Exchange tool - Modeling Window

My Option Exchange tool - Your Decisions Wendy Wimax

My Option Exchange tool - Your Registered Decisions Wendy Wimax

About the Exchange Ratios Preliminary Exchange Ratios: Set at the beginning of the exchange window Final Exchange Ratios: Set approximately 10 days before the exchange window closes Preliminary exchange ratios may change if stock moves significantly

Get more information on Circuit Stock Option Exchange page (from Circuit, search for "stock option exchange")

Decision Factors 1. Current Grants 2. New Grant 3. Stock Price Growth 4. Value

Exchange Window Opens Sept. 28 * Preliminary exchange ratios announced Exchange Window Closes Review eligible grants Review exchange ratios Model scenarios Register your decisions Oct. 30 * Grant price set New options granted New options viewable in your UBS account Final exchange ratios announced Next Steps and Key Dates Use the My Option Exchange tool: *The exchange will open and/or close on or about the dates indicated above

Stock Option Exchange Program Important legal information The employee stock option exchange program has not commenced as of the publication of this video (on or about September 9th, 2009). Intel will file a Tender Offer Statement with the Securities and Exchange Commission (SEC) upon the commencement of the employee stock option exchange program. Intel stock option holders should read this document before participating in the program, as it will contain important information. Intel stock option holders will be able to obtain the written materials described above, and other documents filed with the SEC, free of charge from the SEC's website at www.sec.gov. In addition, stock option holders may obtain free copies of the documents filed by Intel with the SEC by directing a written request to: Intel Corporation, 2200 Mission College Boulevard, Santa Clara, California, 95054-1549, Attention: Investor Relations.